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EXHIBIT 4.12.1   FIRST AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT
                 PURSUANT TO THE ROCKY MOUNTAIN INTERNET, INC. 1997 STOCK OPTION PLAN

                                FIRST AMENDMENT
                                      TO
                     NON-QUALIFIED STOCK OPTION AGREEMENT
                                PURSUANT TO THE
                         ROCKY MOUNTAIN INTERNET, INC.
                            1997 STOCK OPTION PLAN

THIS FIRST AMENDMENT, effective as of the 1st day of October, 1997, between Rocky Mountain Internet, Inc. (the "Company") and Douglas H. Hanson (the "Optionee").
                                   RECITALS:

WHEREAS, the Company and Optionee entered into the Non-Qualified Stock Option Agreement pursuant to Rocky Mountain Internet, Inc. 1997 Stock Option Plan dated the 1st day of October, 1997;

WHEREAS, the Company and Optionee entered into an Incentive Stock Option Agreement pursuant to Rocky Mountain Internet, Inc. 1997 Option Plan dated the 1st day of October, 1997;

WHEREAS, the Company made an error in calculating the Incentive Stock Options at 110% of the Fair Market Value of the Stock as $2.25 rather than the correct value of $2.6125 on the day of granting of the Options;

WHEREAS, the prior Board of Directors planned to maximize the Incentive Stock Options granted to the Optionee and based on the corrected Fair Market Value of the Incentive Stock Options, the number of shares granted pursuant to the Incentive Stock Option Agreement is 191,385 (not 222,220 shares), thereby increasing the Non-Qualified Stock Options to 408,615 (not 377,780); and

WHEREAS, Paragraph 12 of the Agreement provides that the Board may amend the Agreement for the purpose of promoting the objectives of the Plan and the current Board of Directors now desires to amend the Non-Qualified Stock Option Agreement as of the 1st day of October, 1997; and

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereby mutually covenant and agree as follows:

1.   Section 1 of such Agreement is hereby replaced in its entirety as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions set forth herein and the Plan, the Company hereby grants to the Optionee for the period commencing on the date of this Agreement and ending on the date ten (10) years from the date of this Agreement (the "Option Period") non-qualified stock options (the "Option") to purchase from the Company, at a price of $1.00 per share, up to but not exceeding in the aggregate Four Hundred Eight Thousand Six Hundred Fifteen (408,615) shares of the Company's common stock, $.01 par value ("Stock"), such number being subject to adjustment as provided in the Plan.


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2.   The parties further agree that the provisions hereof are incorporated in and made a part of the Agreement and, to the extent that these provisions conflict with the provisions of the Agreement, the provisions hereof shall control. The parties further agree that, except as otherwise expressly provided herein, the provisions of the Agreement continue in full force and effect. Any terms not expressly defined herein shall have the meaning as set forth in the Plan and Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Optionee has hereunto set the Optionee's hand, all effective as of the day and year first above written.


                              Rocky Mountain Internet, Inc.



                              By:  /s/ David L. Evans
                                  -------------------
                                   David L. Evans
                                   Corporate Secretary

                              The Optionee

                              /s/ Douglas H. Hanson
                              ---------------------
                                  Douglas H. Hanson


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